UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2016

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, Suite 702 New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 677-3853

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On May 11, 2016, the Company named Michael Becker as its Chief Financial Officer (Principal Financial and Accounting Officer). Mr. Becker served as our Senior Vice President of Finance and Corporate Development since November 2014.

Michael Becker, age 47, joined the Company in November 2014.  Mr. Becker brings more than 20 years of experience as a C-level industry executive and Wall Street securities analyst and registered financial advisor.  He was previously founder and president of the consulting firm MDB Communications LLC since 2008.  In this position, he acted as a strategic advisor and partner servicing the life sciences industry by providing a full range of investor relations and public relations services to enhance client visibility and branding.  Prior to that, Mr. Becker served as president, chief executive officer, and member of the board of directors for two publicly traded biotechnology companies including commercial-stage Cytogen Corporation (acquired by EUSA Pharma).  He held positions of increasing responsibility prior to being appointed president and CEO of Cytogen in 2002, including vice president of business development, industry and investor relations and CEO of AxCell Biosciences, a subsidiary of Cytogen.  Prior to his industry career, Mr. Becker spent 9 years in the financial services industry, which included positions at Wayne Hummer Investments LLC, Kidder, Peabody & Co., Gruntal& Co., and Kemper Securities.  He completed coursework in Political Science at DePaul University and received an Associate of Science degree from the Art Institute of Pittsburgh.

Family Relationships

There are no family relationships between our directors and officers.

Transactions with Related Persons

The Company does not have any related party transactions with Mr. Becker.

Compensatory Plans with Mr. Becker

On October 18, 2014, the Company and Michael Becker entered into an employment agreement (the “Employment Agreement”) to employ Mr. Becker as the Company’s Senior Vice President of Finance and Corporate Development. Mr. Becker’s employment with the Company is on an “at will” basis, meaning that either Mr. Becker or the Company may terminate his employment at any time for any reason or no reason, without further obligation or liability, except as provided in his Employment Agreement.

Salary

●	Mr. Becker’s current annual base salary is $232,000.

Bonus

●	Mr. Becker is entitled to participate in an executive bonus program pursuant to which the Board of Directors may award bonuses to him, based upon the achievement of written individual and corporate objectives such as the board shall determine. Upon the attainment of such performance objectives, in addition to base salary, Mr. Becker shall be entitled to a cash bonus in an amount to be determined by the board with a target of 25% of the base salary.

Options/Restricted Stock

●	Mr. Becker received an initial stock option grant of 30,000 options at an exercise price of $15.25 per share. Mr. Becker also received an initial restricted stock grant of 20,000 shares. The options and restricted stock vest over a four year period, 25% after one year and 6.25% per quarter over the next three years.

Termination

●	Termination for cause. Upon termination of employment for cause Mr. Becker shall be paid all accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, and accrued vacation pay, all to the date of termination.

●	Termination of Employment Other Than for Cause. If the Company terminates employment other than for cause, Mr. Becker shall be entitled to (i) all accrued salary, bonuses and incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, and accrued vacation pay, (ii) 3 months of base salary (at the rate in effect as of the date of termination), and (iii) the right to participate in all Company employee health plans for a period of 3 months.

Non-Solicitation

●	Mr. Becker agreed that during the term of employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, Mr. Becker shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, Mr. Becker shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

A copy of the Employment Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The above description is only a summary of the terms of Employment Agreement and does not purport to be complete description of such document, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as an exhibit hereto and which is incorporated by reference in this Item 5.02.

Departure of Officer

On May 11, 2016, Relmada Therapeutics, Inc. (the “Company”) and Kulendiran Purushothaman, the Company’s Vice President of Finance (Principal Financial and Accounting Officer), agreed to terminate Mr. Purushothaman’s employment without cause effective as of May 11, 2016 in accordance with his employment agreement. Pursuant to Mr. Purushothaman’s employment agreement, he will receive severance of three months base salary and health benefits.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated October 18, 2014, by and between Relmada Therapeutics, Inc. and Michael Becker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2016	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
Name: Sergio Traversa Title: Chief Executive Officer

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